Exhibit 99.1

Boston Omaha Corporation Announces $19 Million Equity Investment in CB&T Holding Corporation

May 31, 2018

OMAHA, Neb.--(BUSINESS WIRE) -- Boston Omaha Corporation (NASDAQ: BOMN) announces that its wholly-owned subsidiary, Boston Omaha Investments, LLC (“BOI”), has today invested approximately $19 million through the purchase of common stock of CB&T Holding Corporation (“CB&T”), the privately-held parent company of Crescent Bank & Trust, Inc. (“Crescent”).

Crescent generates the majority of its revenues from indirect auto lending. It also provides retail and business banking services to customers and clients in southeastern Louisiana. The company was founded in 1991 and is based in New Orleans, Louisiana. It has retail branches in the New Orleans metropolitan area and loan production offices throughout the country, which the bank utilizes for obtaining and servicing relationships with participating auto dealers in 32 states nationwide. Crescent Bank employs over 430 employees, the majority of which are located in its operations center in Metairie, Louisiana and its Call Center in Chesapeake, Virginia. Crescent operates as a wholly-owned subsidiary of CB&T.

The investment consists of the issuance of new voting common stock of CB&T, constituting 14.99% of CB&T’s outstanding common stock. CB&T has no outstanding preferred stock or convertible debt. The terms of the investment imply a $127 million purchase price valuation (at a value of 1.35 times CB&T’s book value at April 30, 2018). The agreement also allows BOI certain customary investor protections, including prohibiting the issuance of securities in CB&T senior to its common stock, and granting BOI certain registration rights, rights to participate in future financings, rights of first refusal and certain tag-along rights.

About Boston Omaha Corporation

Boston Omaha Corporation is a public company engaged in several lines of business, including outdoor advertising and surety insurance, and maintains investments in several real estate services ventures.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts

Boston Omaha Corporation

Catherine Vaughan, 617-875-8911

cathy@bostonomaha.com